PROSPECTUS SUPPLEMENT                          Filed pursuant to Rule 424(b)(3)
To Prospectus Dated December 17, 1996,               Registration No. 333-08269
As Supplemented to Date

                                  $100,000,000

                                 PHYMATRIX CORP.

              6-3/4% Convertible Subordinated Debentures due 2003
                                      and
               Shares of Common Stock, Par Value $.01 Per Share,
                        Issuable Upon Conversion Thereof


      This Prospectus Supplement (the "Supplement") relates to the resale by State of Connecticut Combined Investment Funds ("Connecticut Investment Funds") of up to $175,000 aggregate principal amount of 6-3/4% Convertible Subordinated Debentures due 2003 (the "Debentures") of PhyMatrix Corp., a Delaware corporation (the "Company"), originally issued in private placements consummated on June 26, 1996 (the "Debt Offering"), pursuant to PhyMatrix Corp.'s Registration Statement on Form S-1 (No. 333-08269) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated December 17, 1996, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

      Based on information provided to the Company, the aggregate principal amount of the Debentures that are currently beneficially owned by Connecticut Investment Funds is $175,000, of which $175,000 may be sold at this time pursuant to the Prospectus as supplemented hereby. Additional information concerning the Selling Securityholders (including Connecticut Investment Funds) may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Debentures is $100,000,000.

     The closing price of the Company's Common Stock as reported on The Nasdaq National Market on March 27, 1997 was $13.8125 per share.

     The Debentures will be subordinated to all existing and future Senior Indebtedness of the Company. At October 31, 1996, Senior Indebtedness was approximately $7.3 million. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company.

     The Debentures are neither listed on a national securities exchange nor quoted on an automated quotation system. However, the Debentures are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Debentures sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

           The date of this Prospectus Supplement is March 31, 1997